Exhibit 3.2
INTELIUS INC.
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
ARTICLE I — NAME
          The name of this Corporation is Intelius Inc.
ARTICLE II — REGISTERED AGENT AND OFFICE
          The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III — PURPOSE
          The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.
ARTICLE IV — AUTHORIZED CAPITAL
A.	Authorized Capital Stock
          This Corporation is authorized to issue 110,000,000 shares of capital stock, par value $0.0001 per share, consisting of 100,000,000 shares of Common Stock (“Common Stock”) and 10,000,000 shares of Preferred Stock (“Preferred Stock”). The Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of that Preferred Stock adopted by the Corporation’s Board of Directors.
B.	Common Stock
          Shares of Common Stock shall have the following rights and terms, subject to the rights and preferences of holders of Preferred Stock.
1.	Dividends
          Holders of Common Stock shall be entitled to receive such dividends, payable in cash or otherwise, as may be declared by the Board of Directors from time to time out of assets or funds of the corporation legally available therefor.

2.	Voting
          On all matters upon which shareholders are entitled to vote, every holder of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Common Stock standing in its name on the transfer books of the corporation.
ARTICLE V — INDEMNIFICATION OF DIRECTORS;
LIMITATION OF DIRECTOR LIABILITY
A. To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
B. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.
C. Neither any amendment nor repeal of this Article V, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article V, shall eliminate or reduce the effect of this Article V in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article V, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE VI — BYLAWS
          The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation, but the stockholders may make additional Bylaws and may alter or repeal any Bylaw whether adopted by them or otherwise.
ARTICLE VII — ELECTION OF DIRECTORS
          Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.
ARTICLE VIII — PERPETUAL EXISTENCE
          The Corporation is to have perpetual existence.

ARTICLE IX — BOARD OF DIRECTORS
          The number of directors which will constitute the whole Board of Directors shall be designated in the Bylaws of the Corporation.
ARTICLE X — STOCKHOLDER MEETINGS
          Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any statutory provision) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors in the Bylaws of the Corporation.
ARTICLE XI — ACTION BY STOCKHOLDERS
          A. Special meetings of the stockholders of the Corporation, for any purpose or purposes, shall be called by the Chairperson of the Board, the President, or the Board of Directors. Special meetings of the stockholders of the Corporation may not be called by any other person or persons.
          B. No action shall be taken by the stockholders of the Corporation except at duly called annual or special meeting of stockholders of the Corporation.
          C. No action shall be taken by the stockholders by written consent in lieu of a meeting.

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